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                                                                  EXHIBIT 4.1(m)







                            STOCK PURCHASE AGREEMENT

                                     between

                         NEXT GENERATION NETWORK, INC.,

                                       and

                         NEVADA BOND INVESTMENT CORP. II



                          DATED AS OF JANUARY 28, 2000





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                                TABLE OF CONTENTS

                                                                      Page


1. The Transaction.......................................................1

2. The Closing ..........................................................1

3. Use of Proceeds.......................................................1

4. Representations and Warranties of the Company.........................2
                  4.1. Organization......................................2
                  4.2. Power and Authority...............................2
                  4.3. Capitalization....................................2
                  4.4. Financial Statements..............................4
                  4.5. SEC Filings.......................................4
                  4.6. Absence of Liabilities............................4
                  4.7. No Changes........................................4
                  4.8. Intellectual Property.............................5
                  4.9. Contracts.........................................7
                  4.10. Tax Matters......................................7
                  4.11. Employee Agreements and Plans....................8
                  4.12. Litigation.......................................8
                  4.13. Governmental Approvals...........................9
                  4.14. Compliance with Other Instruments................9
                  4.15. Related Party Matters............................9
                  4.16. Finders..........................................9
                  4.17. Disclosure.......................................10
                  4.18. Other Agreements.................................10
                  4.19. Offerees; Regulation D...........................10

5. Representations and Warranties of NBIC................................10
                  5.1. Finders...........................................10
                  5.2. Investment Representations........................10
                  5.3. Organization; Authority; Enforceability...........11
                  5.4. Consents..........................................11
                  5.5. No Breach or Default..............................12

6. Conditions to Funding.................................................12
                  6.1. Obligation of NBIC to Fund........................12
                  6.2. Obligation of The Company to Issue Shares.........14

7. Covenants of the Company..............................................17

8. Covenants of the Founders.............................................18
                  8.1. Assignment........................................18


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                  8.2. Non-competition...................................18
                  8.3. Non-solicitation..................................18
                  8.4. Confidentiality...................................19
                  8.5. Blue Pencil.......................................19

9. Survival of Representations, Warranties and Covenants; Indemnification.19
                  9.1. Survival...........................................19
                  9.2. Indemnification....................................20

10. Miscellaneous.........................................................20
                  10.1. Definitions.......................................20
                  10.2. Construction......................................21
                  10.3. Termination.......................................21
                  10.4. Entire Agreement; No Third-Party Beneficiaries....21
                  10.5. Notices...........................................21
                  10.6. Waivers and Amendments............................23
                  10.7. Counterparts......................................23
                  10.8. Governing Law: Severability.......................23
                  10.9. Assignment........................................23
                  10.10. Waiver of Jury Trial.............................23
                  10.11. Expenses.........................................24
                  10.12. Submission to Jurisdiction.......................24
                  10.13. Certain Understandings...........................24


CROSS REFERENCE OF CERTAIN DEFINED TERMS

         Term                                                         Section

         Adams ........................................................6.1(j)

         affiliate.......................................................10.1

         Agreement...................................................Preamble

         Balance Sheet.................................................4.4(a)

         Closing ...........................................................2

         Closing Date.......................................................2

         Code............................................................4.10

         Common Stock................................................Preamble

         Company.....................................................Preamble



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         Company Intellectual Property.................................4.8(b)

         Company SEC Reports.................................... .........4.5

         Concurrent Transactions.......................................6.3(b)

         Confidential Information......................................8.4(a)

         contract........................................................10.1

         Developments.....................................................8.1

         Employee Benefit Plan...........................................4.11

         ERISA ..........................................................4.11

         Exchange Act.....................................................4.5

         Exhibits....................................................10.2(ii)

         Existing Investors............................................6.1(j)

         Financial Statements..........................................4.4(a)

         Founders....................................................Preamble

         GAAP .........................................................4.4(a)

         HSR Act ......................................................6.1(n)

         Intellectual Property.........................................4.8(b)

         Intellectual Property Rights.....................................8.1

         knowledge....................................................10.2(v)

         Lien..........................................................4.4(c)

         NBIC........................................................Preamble

         Otis..........................................................4.8(c)

         party...........................................................10.1

         person .........................................................10.1

         Related Party...................................................10.1

         Restated Bylaws................................................6.1(g)



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         Restated Certificate..........................................6.1(f)

         Restated Registration Rights Agreement........................6.1(k)

         Restated Stockholders Agreement...............................6.1(j)

         Restricted Area..................................................8.2

         Restricted Securities.........................................5.2(b)

         Restriction Period...............................................8.2

         SEC..............................................................4.5

         Series B Preferred Stock....................................6.3(b)(i)

         Series C Preferred Stock....................................6.3(b)(i)

         Shares.............................................................1

         Transaction Documents............................................4.2

         Unit Warrants..............................................6.3(b)(iv)

         Warrants...................................................... 6.1(j)

         Warrant Holders............................................6.3(b)(iv)







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                            STOCK PURCHASE AGREEMENT

                                JANUARY 28, 2000

         The parties to this Stock Purchase Agreement (this "Agreement") are Next Generation Network, Inc., a Delaware corporation (the "Company") and Nevada Bond Investment Corp. II, a Nevada corporation ("NBIC"), and, solely with respect to Sections 8 and 9 below, Gerard P. Joyce and Thomas M. Pugliese (each, a "Founder" and together, the "Founders").

         The Company is in the business of providing out-of-home advertising through the use of high resolution monitors currently known as E*billboards (SM) located in major markets throughout the United States. The Company wishes to issue and sell shares of its common stock, par value $.01 per share (the "Common Stock") to NBIC, and NBIC wishes to purchase shares of Common Stock from the Company on the terms and subject to the conditions set forth in this Agreement.

         Accordingly, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:


         1.       The Transaction.

         At the Closing (as defined in Section 2), the Company shall issue and sell to NBIC, and NBIC shall purchase from the Company, shares of Common Stock for a purchase price of $10 per share, payable by wire transfer of immediately available funds. The number of shares of Common Stock (the "Shares") that shall be purchased by NBIC at the Closing shall be equal to 30% of the Company's outstanding Common Stock calculated on a fully-diluted basis immediately after giving effect to the issuance of the Shares, but in no event shall the number of Shares be less than 3,025,017. For purposes of calculating the Company's outstanding Common Stock on a fully-diluted basis immediately following the issuance of the Shares, all classes and series of the Company's preferred stock and accrued and unpaid dividends thereon shall be treated as having been converted into Common Stock and all warrants and all vested options to purchase Common Stock shall be treated as having been exercised.


         2.       The Closing.

         The closing of the purchase and sale of the Shares (the "Closing") shall take place at the offices of Akin, Gump, Strauss, Hauer & Feld, 1333 New Hampshire NW, Suite 400, Washington, DC, at 11:00 a.m. on January 28, 2000, or at such other place or time, or on such other date, as the Company and NBIC shall agree. At the Closing, the Company shall deliver to NBIC a certificate or certificates representing the Shares, registered in the name of NBIC, against payment to the Company of the purchase price for the Shares. The date of the Closing is hereinafter referred to as the "Closing Date."


         3.       Use of Proceeds.



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         The Company shall use the proceeds of the sale and issuance of the
Shares for working capital, capital expenditures and general corporate purposes, including investments in affiliated entities for working capital, and capital expenditures and general corporate purposes related to international operations. The Company shall not use such proceeds for purposes other than those set forth in this Section 3 without the prior written approval of NBIC, except that the Company shall not be required to obtain such approval immediately prior to or after a Qualified IPO (as defined in the Restated Stockholders Agreement defined in Section 6.1)


         4.       Representations and Warranties of the Company.

         The Company represents and warrants to NBIC as follows:

                  4.1.     Organization.

         The Company is a corporation duly formed, validly subsisting and in good standing under the laws of the State of Delaware, and has the requisite power and authority to own its properties and to carry on its business as now conducted. Except as set forth on Schedule 4.1, the Company is qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the conduct of its business or the ownership of its properties currently requires such qualification or licensing and being in good standing, except where the failure to be so qualified or licensed and in good standing does not, individually or in the aggregate, have a material adverse effect on the business, operations, or condition (financial or otherwise) of the Company or the Company's ability to consummate the transactions contemplated by this Agreement.

                  4.2.     Power and Authority.

         The Company has all requisite power and authority to enter into this Agreement, the Restated Stockholders Agreement and the Restated Registration Rights Agreement (as defined in Section 6.1) (collectively, the "Transaction Documents") and to perform fully its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of the Transaction Documents and the Employment Agreements referred to in Sections 6.3(b)(viii) and (ix) below and the performance by the Company of its obligations thereunder and the consummation of the transactions contemplated thereby have been duly and validly authorized by all necessary action on the part of the Company. Each of the Transaction Documents is a valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, moratorium, and other similar laws affecting the rights and remedies of creditors generally and to the general principles of equity. The Shares have been duly authorized by the Company's Board of Directors. The Shares, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable.

                  4.3.     Capitalization.

         The capitalization table attached as Schedule 4.3(a) is a complete and correct list of the record owners of all of the Company's outstanding capital stock (including the amount and type


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of security held by each such owner) together with the aggregate amount of securities exercisable into capital stock of the Company as of January 27, 2000, prior to giving effect to any of the Concurrent Transactions. Schedule 4.3(b) is a complete and correct list of the record owners of all of the Company's outstanding capital stock and securities exercisable into capital stock (including the amount and type of security held by each such owner), other than the Unit Warrants, which are aggregated, as of the Closing after giving effect to the Concurrent Transactions (as defined in Section 6.3). Except as set forth on Schedule 4.3(b), no equity securities are or may become required to be issued by the Company by reason of any currently existing options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, shares of any capital stock of the Company, and there are no contracts, commitments, understandings or arrangements by which the Company is bound to issue additional shares of its capital stock, or options, warrants or rights to purchase or acquire any additional shares of its capital stock. Except as set forth on Schedule 4.3(b), the Company is not a party or subject to any agreement or understanding, nor, to the best knowledge of the Company, is there any agreement or understanding between any persons that affects or relates to the voting or giving of written consents with respect to any security or the voting by a director of the Company.

                  4.4.     Financial Statements.

                  (a) The Company has furnished NBIC with (i) an audited balance sheet and related statement of operations, shareholders' equity and cash flows for the fiscal year ended December 31, 1998 and (ii) an unaudited balance sheet (the "Balance Sheet") and related statement of operations, shareholders' equity and cash flows for the 11 months ended November 30, 1999 (collectively, the "Financial Statements"). The Financial Statements were prepared using U.S. generally accepted accounting principles consistently applied ("GAAP") and present fairly the financial condition of the Company as of their respective dates and the results of its operations for the periods then ended.

                  (b) Except as fully provided for and reflected in the Financial Statements, to the Company's knowledge, the Company has no material liabilities (which, for purposes of this Section 4.4, means liabilities that are individually or in the aggregate in excess of $100,000), secured or unsecured, absolute or contingent, except (i) those liabilities arising after the date of the Financial Statements in the normal course of business, none of which are unusual in type, scope or amount and (ii) those liabilities under contracts made in the normal course of business that would not be required to be reflected in the Company's financial statements prepared in accordance with GAAP.

                  (c) Except as set forth on Schedule 4.4, the accounts and notes receivable reflected on the Balance Sheet are now, and as of the Closing Date will be, free and clear of any material claim, suit, security interest, pledge, mortgage, charge or lien or encumbrance of any kind or nature whatsoever (a "Lien"), and the subsequently created accounts and notes receivable of the Company from November 30, 1999, to the Closing Date will, as of the Closing Date, be free and clear of any Lien. Included as part of Schedule 4.4 is a list of those receivables of the Company in excess of $10,000 individually which, to the knowledge of the Company, are not good and fully collectible in the normal course of business without setoff, third party collection efforts or suit.


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                  (d) The Company's financial projections dated December 22,
1999 furnished to NBIC were prepared in good faith based on assumptions that the Company's management believed and continue to believe to be reasonable.

                  4.5.    SEC Filings.

         The Company has filed all forms, reports and documents (the "Company SEC Reports") required to be filed by the Company with the Securities and Exchange Commission ("SEC"). Each such Company SEC Report, when filed, complied in all respects with the requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and the applicable rules and regulations thereunder and, as of their respective dates, none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  4.6.     Absence of Liabilities.

         Except (a) as reflected in the Financial Statements or in the notes thereto, (b) for Liens for current taxes not yet delinquent, (c) for Liens imposed by law and incurred in the ordinary course of business for obligations not yet due under any real property lease or due to carriers, warehousemen, laborers, materialmen and the like, (d) for Liens in respect of pledges or deposits under workers' compensation laws or similar legislation, or (e) for minor defects in title, none of which, individually or in the aggregate, materially interferes with the use of such property, the Company has good and marketable title to its property and assets free and clear of all Liens. With respect to the property and assets it leases, the Company is in compliance with such leases in all material respects and holds a valid leasehold interest therein, free of any Liens, subject to clauses (a)-(e) above.

                  4.7.     No Changes.

                  (a) Except as set forth on Schedule 4.7, since the date of the Balance Sheet, to the Company's knowledge, there has not been any event or condition of any type that has materially and adversely affected the Company's business, prospects, condition, affairs, operations, properties or assets other than events affecting the economy or the Company's industry generally.

                  (b) Except as expressly contemplated by this Agreement or as set forth on Schedule 4.7, since November 30, 1999, the Company has not:

                  (i) issued any notes, bonds or other debt securities or any capital stock or other equity securities or any securities convertible, exchangeable or exercisable into any capital stock or other equity securities;

                  (ii) borrowed any amount or incurred any liabilities, except current liabilities incurred in the ordinary course of business and liabilities under contracts entered into in the ordinary course of business;


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                  (iii) discharged or satisfied any Lien or paid any obligation or liability, other than current liabilities paid in the ordinary course of business;

                  (iv) declared or made any payment or distribution of cash or other property to its shareholders with respect to its capital stock or other equity securities or purchased or redeemed any shares of its capital stock or other equity securities (including, without limitation, any warrants, options or other rights to acquire its capital stock or other equity securities);

                  (v) mortgaged or pledged any of its properties or assets or subjected them to any Lien, except Liens for current property taxes not yet due and payable;

                  (vi) sold, assigned or transferred any of its tangible assets, except in the ordinary course of business, or canceled any debts or claims, except in the ordinary course of business;

                  (vii) granted a license to use any of its software or other Intellectual Property, except to site owners and customers in the ordinary course of business;

                  (viii) sold, assigned or transferred any patents or patent applications, trademarks, service marks, trade names, corporate names, copyrights or copyright registrations, trade secrets or other intangible assets, or disclosed any proprietary confidential information to any person, except in the ordinary course of business or subject to appropriate confidentiality restrictions;

                  (ix) suffered any extraordinary losses or waived any rights material to the Company, whether or not in the ordinary course of business or consistent with past practice;

                  (x) made capital expenditures or commitments therefor that aggregate in excess of $50,000, other than in the ordinary course of business;

                  (xi) made any loans or advances to, guarantees for the benefit of, or any investments in, any persons in excess of $100,000 in the aggregate;

                  (xii) suffered any damage, destruction or casualty loss exceeding in the aggregate $100,000, whether or not covered by insurance; or

                  (xiii) entered into any other transaction other than in the ordinary course of business or entered into any other transaction, whether or not in the ordinary course of business, material to the Company.

                  4.8.     Intellectual Property.

                  (a) No third party has claimed or, to the best of the Company's knowledge, has reason to claim that any person employed by or affiliated with the Company has (i) violated or may be violating any of the terms or conditions of his employment, non-competition or non-disclosure agreement with such third party, (ii) disclosed or may be

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disclosing or utilized or may be utilizing any trade secret or proprietary information or documentation of such third party or (iii) interfered or may be interfering in the employment relationship between such third party and any of its present or former employees. To the best of the Company's knowledge, no person employed by or affiliated with the Company has employed or proposes to employ any trade secret or any information or documentation proprietary to any former employer, and no person employed by or affiliated with the Company has violated any confidential relationship which such person may have had with any third party, in connection with the development, manufacture, license, or sale of any product or proposed product or the development, offering, or sale of any service or proposed service of the Company. To the best of the Company's knowledge, none of the execution or delivery of this Agreement, or the carrying on of the business of the Company as officers, employees or agents by any officer, director or key employee of the Company, or the conduct or proposed conduct of the business of the Company, will conflict with or result in a breach of the terms, conditions or provisions of or constitute a default under any contract, covenant or instrument under which any such person is obligated.

                  (b) It is the Company's policy to have all of its employees, consultants and contractors execute nondisclosure agreements. With respect to any item of intellectual property (including foreign and domestic patents, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names, copyrights, manufacturing processes, formulae, trade secrets, customer lists, know how and any other intellectual property rights of any kind, hereinafter "Intellectual Property") that is (i) owned, by the Company, (ii) used, incorporated, or relied upon by the Company in any manner (other than third party Intellectual Property that is licensed by the Company), (iii) used, incorporated, embodied within, pertaining to, or concerning any of the products or proposed products or services or proposed services of the Company (other than third party Intellectual Property that is licensed by the Company), or (iv) necessary, desirable, or used in the operations of the Company (other than third party Intellectual Property that is licensed by the Company) (hereinafter, "Company Intellectual Property"), the Company has no written or oral agreements with any employee or consultant of the Company with respect to the ownership of Intellectual Property created by them as a result of which any such employee or consultant has rights to any Company Intellectual Property. Except as set forth on Schedule 4.8, to the best of the Company's knowledge no employee or consultant of the Company has used in any unauthorized manner any Intellectual Property of any person in the course of their work for the Company, and the Company has not been sued, charged or threatened with any such claim. Except to site owners and as set forth on
Schedule 4.8, the Company has not granted any outstanding licenses or other rights that are currently in effect, or obligated itself to grant licenses or other rights in or to any of the Intangible Property owned, used by or licensed to it. Except as set forth on Schedule 4.8, the Company owns or has valid, binding and enforceable rights to use any and all Intellectual Property material to the current operation of the Company's business. Except as set forth on
Schedule 4.8, all Company Intellectual Property, all current products of the Company, and all current services of the Company are free and clear of all liens, claims, encumbrances or demands of third parties of any kind.

         (c) Set forth on Schedule 4.8 is a list of all domestic and foreign patents, patent rights, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names and copyrights, and all applications for such which are in


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the process of being prepared, owned by or registered in the name of the
Company. Except to rights relating to advertising and the content thereof, set forth on Schedule 4.8 is a list of all material licenses of which the Company is a licensee or in which the Company has any right, in each case identifying the grantor thereof. The Company owns or possesses adequate licenses or other rights to use all Intellectual Property necessary, desirable, or used in the conduct of its businesses as conducted, and no claim is pending or, except as set forth on
Schedule 4.8, threatened to the effect that the operations, products, or services of the Company (including the establishment and performance by the Company and Otis Elevator Company ("Otis") of the proposed licensing and other commercial arrangements contemplated by Section 6.3(a)) , or any Company Intellectual Property, infringe upon or conflict with the asserted rights of any other person under any Intellectual Property. No claim is pending or, to the best of the Company's knowledge, except as set forth on Schedule 4.8, is threatened to the effect that Company Intellectual Property, or Intellectual Property which the Company otherwise has the right to use, is invalid or unenforceable by the Company. To the best of the Company's knowledge, all technical information developed by and belonging to the Company which has not been patented has been kept confidential. Set forth on Schedule 4.8 is a complete list of all persons or entities that manufacture, assemble, distribute or install any equipment or proposed equipment for the Company. Set forth on
Schedule 4.8 is a complete list of all third party advertising sales agents that the Company has granted the right to license or sell advertising on the Company's network.

                  4.9.     Contracts.

         Schedule 4.9 sets forth a list of each contract that is material to the Company. Each such contract is a legal, valid and binding obligation of the Company and is in full force and effect. To the knowledge of the Company, each such contract is a legal, valid and binding obligation of each other party to each contract. The Company is not and to the knowledge of the Company each other party to each such contract is not in material breach or default, and are not alleged to be in material breach or default under any such contract. To the knowledge of the Company, no event has occurred and no condition or state of facts exists (or would exist upon the giving of notice or the lapse of time or both) that would become or cause a material breach, default or event of default under any such contract or would give to any person the right to cause such a termination or would cause an acceleration of any liability under any such contract. Except as set forth on Schedule 4.9, the Company is not currently renegotiating any material contract. Except as set forth on Schedule 4.9, the Company has not received any notice of actual, alleged, possible or potential default, violation, cancellation or non-renewal with respect to any such contract.

                  4.10.    Tax Matters.

         The Company has accurately prepared and timely and properly filed all tax returns that are required to be filed by it by any jurisdiction to which it is or has been subject, and has timely paid or made provision for the payment in full of all taxes, and any penalties and interest, that have become due pursuant to such returns and periods. All such returns are true, correct and complete in all material respects. The Company has made or caused to be made all withholdings of taxes required to be made by it and such withholdings have either been paid to the appropriate governmental agency or set aside in appropriate accounts for such purpose. The Company has otherwise satisfied, in all material respects, all applicable laws and agreements with respect to the payment of taxes and the filing of tax returns. The United States income tax returns of the


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Company have not been audited by the Internal Revenue Service. The Company has not elected to be treated as a Subchapter S corporation or a collapsible corporation pursuant to Section 341(f) or Section 1362(a) of the Internal Revenue Code of 1986, as amended (the "Code") or any other elections (other than elections which relate solely to methods of accounting, depreciation or amortization which would not have a material effect on the Company, its financial condition, its business or any of its properties or material assets). No deficiency assessment or, to the Company's knowledge, proposed adjustment of the Company's United States income tax or state or municipal taxes is pending and the Company has no knowledge of any proposed liability for any tax to be imposed upon its properties or assets for which there is not an adequate reserve reflected in the Financial Statements.

                  4.11.    Employee Agreements and Plans.

         Except as set forth on Schedule 4.11, the Company is not now, nor has been, a party to or obligated to contribute to any employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA") (an "Employee Benefit Plan"), guaranteed annual income plan, fund or arrangement, or any incentive, bonus, profit-sharing, deferred compensation, stock option or purchase plan or agreement or arrangement, or any employment or consulting agreement, or any collective bargaining agreement, or any other agreement, plan or arrangement similar to or in the nature of the foregoing, oral or written. Except as set forth on Schedule 4.11, neither the Company nor, to the Company's knowledge, any of its employees has committed any unfair labor practice as defined in the National Labor Relations Act of 1947, as amended, or in any applicable state labor relations act, and there is not pending or, to the Company's knowledge, threatened any charge or complaint against the Company by the National Labor Relations Board or any state labor relations board or commissioner or any representative thereof. Except as set forth on Schedule 4.11, the Company does not have any employment contracts with any of the employees not terminable at will and do not have any collective bargaining agreements covering any of its employees. There is no strike, labor dispute or union organization activities pending or threatened between the Company and its employees.

                  4.12.    Litigation.

         Except as set forth on Schedule 4.12, there is no action, suit, proceeding, claim, order or investigation pending or, to the Company's knowledge, threatened against the Company, or any of its employees, before any court or administrative agency involving a claim in excess of $75,000. The Company is not subject to any arbitration proceedings under collective bargaining agreements or otherwise, or to the best of the Company's knowledge, and except as set forth on Schedule 4.12, any governmental investigations or inquiries (including inquiries as to the qualification to hold or receive any license or permit). The Company is not subject to any judgment, order or decree of any court or other governmental agency. The foregoing includes, without limiting its generality, actions pending or, to the Company's knowledge, threatened involving the prior employment of any of the Company's employees, or their use in connection with the Company's business of any information or techniques allegedly proprietary to any of their former employers. Except as set forth on Schedule 4.12, there is no action, suit, proceeding, claim or investigation by the Company currently pending or which the Company has made a determination to initiate.


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                  4.13.    Governmental Approvals.

         All consents, approvals, orders or authorizations of, or registrations, qualifications, designations, declarations or filings with, any federal or state governmental authority on the part of the Company required in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement are set forth on Schedule 4.13, shall have been obtained prior to, and be effective as of, the Closing, except that any notices of sale required to be filed with the Securities and Exchange Commission pursuant to Regulation D promulgated under the 1933 Act, or any state securities law authority pursuant to applicable blue sky laws may be filed within the applicable periods therefor.

                  4.14.    Compliance with Other Instruments; Law.

         The Company is not in violation of or in default under any provisions of its Certificate of Incorporation or Bylaws as amended and in effect on and as of the Closing, or in violation of or in default in any material respect of any provision of any mortgage, indenture, agreement, instrument or contract to which it is a party or by which it is bound, or, to the best of the Company's knowledge, of any provision of any federal or state judgment, writ, decree, order, statute, law, rule or governmental regulation applicable to the Company. The execution, delivery and performance of the Transaction Documents by the Company, and the consummation of the transactions contemplated thereby will not result in any such violation, nor be in conflict with or constitute, with or without the passage of time and giving of notice, a default under any such provision, nor, except as set forth on Schedule 4.14, result in the creation or imposition of any Lien pursuant to any such provision.

                  4.15.    Related Party Matters.

         Except as set forth on Schedule 4.15: (i) no Related Party (as defined in Section 10.1) is party to any transaction, agreement or understanding currently in effect with the Company; (ii) no Related Party uses any assets of the Company except directly in connection with the business of the Company;
(iii) no Related Party owns any asset used in the business of the Company; (iv) no Related Party has any claim of any nature, including any inchoate claim, against the Company, and the Company does not have any claim of any nature, including any inchoate claim, against any Related Party; and (v) no Related Party directly or indirectly owns or is engaged in any business that competes directly or indirectly with the Company. Except as set forth on Schedule 4.15, or as otherwise expressly provided by the Transaction Documents or made in the ordinary course of the Company's business, (i) no Related Party will at any time after the Closing for any reason, directly or indirectly, be or become entitled to receive any payment or transfer of money or other property of any kind from the Company with respect to facts, circumstances or events existing or occurring on or before the Closing; and (ii) the Company will not at any time after the Closing for any reason, directly or indirectly, be or become subject to any material obligation to any Related Party with respect to facts, circumstances or events existing or occurring on or before the Closing.

                  4.16.    Finders.

         No broker's, finder's or any other similar fee has been or shall be incurred by or on behalf of the Company in connection with the origin, negotiation, execution or delivery of this Agreement or the consummation of the transactions contemplated hereby.

                  4.17.    Disclosure.

         None of the representations or warranties of the Company contained in this Section 4 and none of the material information contained in the Schedules referred to in Section 4 is false or misleading in any material respect or omits to state a fact necessary to make the statements in this Section 4 or in the Schedules to Section 4 not misleading in any material respect. There is no fact known to the Company which it can reasonably foresee may materially and adversely affect the business, prospects or financial condition of the Company or its properties or assets (including the Company's projected performance under the Otis Agreement (as defined in Section 6.3(a)), which has not been set forth in this Agreement or in the exhibits, certificates, schedules or statements in writing furnished in connection with this Agreement.

                  4.18.    Other Agreements.

         Except as contemplated by Transaction Documents, or as set forth on
Schedule 4.18, as of the Closing, neither the Company nor the Founders will be a party to, or bound by, the terms of, any agreement or understanding relating to the transfer or ownership of, or the issuance by the Company of, shares of capital stock of the Company.

                  4.19     Offerees; Regulation D

         None of the Company, its directors and officers, its affiliates nor any person acting as an agent for or on behalf of the Company has, directly or indirectly, sold, offered for sale, or solicited offers to buy any of the Shares or other securities of the Company so as to bring the offer, issuance or sale of the Shares as contemplated by this Agreement within the registration requirements of Section 5 of the 1933 Act, or within the registration or qualification requirements of any "blue sky" or securities laws of any state or other jurisdiction. Assuming NBIC is an "accredited investor" within the meaning of Regulation D of the 1933 Act, the offering, issuance and sale of the Shares pursuant to this Agreement is exempt from the registration provisions of the 1933 Act.


         5.       Representations and Warranties of NBIC.

                  NBIC represents and warrants to the Company as follows:

                  5.1.     Finders.

         No broker's, finder's or any similar fee has been or shall be incurred by or on behalf of NBIC in connection with the origin, negotiation, execution or delivery of this Agreement or the consummation of the transactions contemplated hereby.

                  5.2.     Investment Representations.

                  (a) NBIC understands that the Shares have not been registered under the 1933 Act, or any state security act and are being issued to NBIC by reason of specific exemptions under the provisions thereof which depend in part upon the other representations and warranties made by NBIC in this Agreement.

                  (b) NBIC understands that the Shares are "restricted securities" under applicable federal securities laws and that the 1933 Act and the rules of the Securities and Exchange Commission promulgated thereunder provide in substance that NBIC may dispose of Shares only pursuant to an effective registration statement under the 1933 Act or an exemption from registration if available.

                  (c) NBIC is acquiring the Shares for investment only and not with a view to or in connection with any resale or distribution of the Shares. NBIC has no present intention of making any sale, assignment, pledge, gift, transfer or other disposition of the Shares or any interest therein.

                  (d) To the knowledge of NBIC, neither the Company nor any person acting on behalf of the Company has used general solicitation, general or public mass media or mass mailing in connection with the offer, solicitation or sale of the Shares. NBIC has not received, paid or given, directly or indirectly, any commission or remuneration for or on account of any sale, or the solicitation of any sale, of the Shares.

                  (e) NBIC is an "accredited investor" as defined in Rule 501 under Regulation D promulgated under the 1933 Act.

                  5.3.     Organization; Authority; Enforceability.

         NBIC is a corporation duly organized and validly existing under the laws of the State of Nevada and has full corporate power and authority to enter into the Transaction Documents and to perform fully its obligations thereunder and to consummate the transactions contemplated thereby. NBIC has the funds, or access to the funds, necessary to perform fully its obligations hereunder. The execution and delivery of Transaction Documents and the performance by the NBIC of its obligations thereunder and the consummation of the transactions contemplated thereby have been duly and validly authorized by all necessary action on the part of the NBIC. Each of the Transaction Documents is a valid and binding obligation of NBIC, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, moratorium, and other similar laws affecting the rights and remedies of creditors generally and to the general principles of equity.


                  5.4      Consents.

         All consents, approvals, orders or authorizations of, or registrations, qualifications, designations, declarations or filings with, any federal or state governmental authority on the part of NBIC required in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement shall have been obtained prior to, and be effective as of, the Closing.

                  5.5      No Breach or Default.

         The execution, delivery and performance of this Agreement by NBIC, and the consummation of the transactions contemplated hereby will not (i) violate its organizational documents, (ii) materially breach or result in a material default under any agreement, document or instrument by which NBIC is bound, or
(iii) materially breach or otherwise materially violate any instrument, judgment, agreement, decree, order, statute, rule or regulation by which NBIC is bound, which breach, default or violation would prevent the consummation of the transactions contemplated hereby.


         6.       Conditions to Closing.

                  6.1.     Conditions to NBIC's Obligations.

         In addition to the conditions set forth in Section 6.3, the obligations of NBIC to consummate the Closing shall be subject to the fulfillment and satisfaction, at or prior to the Closing, of the following conditions, or the written waiver thereof by NBIC:

                  (a) Representations and Warranties; Covenants. The representations and warranties of the Company contained in this Agreement shall be true and correct in all respects on and as of the Closing Date with the same force and effect as though made on and as of such date. The Company and the Founders shall have complied in all material respects with all covenants contained in this Agreement and the Restated Stockholders Agreement. The Company shall have delivered to NBIC a certificate dated as of the Closing Date and signed by the President of the Company to the foregoing effect; provided, however, that if the Closing Date occurs simultaneously with the execution of this Agreement, no certificate shall be required with respect to the Closing.

                  (b) No Injunction. No injunction or restraining order shall be in effect or threatened that restrains or prohibits the consummation of the transactions contemplated hereby or that would limit or adversely affect NBIC's ownership of the Shares, and no proceedings for such purpose shall be pending, and no federal, state, local or foreign law, rule or regulation shall have been enacted which prohibits, restricts or delays the consummation of the transactions contemplated hereby.

                  (c) Legal Opinions. NBIC shall have received the opinions of Akin, Gump, Strauss, Hauer & Feld, L.L.P., and Colombo & Bonacci, P.C., counsel to the Company, in substantially the form of Exhibits A1 and A2 hereto.

                  (d) No Material Adverse Change. There shall have occurred after the date hereof no material adverse change to the Company's business, performance, financial condition or prospects.

                  (e) Securities Law Compliance. All steps shall have been taken to effect the issuance of the Shares in compliance with all applicable federal and state securities laws.

                  (f) Amended and Restated Certificate of Incorporation. The Company shall have adopted and filed with the Secretary of State of the State of Delaware an Amended and Restated Certificate of Incorporation ("Restated Certificate") in substantially the form attached hereto as Exhibit B and shall have delivered the Restated Certificate certified by the Secretary of State of the State of Delaware to NBIC.

                  (g) Amended and Restated Bylaws. Effective upon Closing, the Company shall have adopted Amended and Restated Bylaws ("Restated Bylaws") in substantially the form attached hereto as Exhibit C and the Company's secretary shall have executed and delivered to NBIC a certificate certifying the Restated Bylaws.

                  (h) Certified Documents. The Company's secretary shall have executed and delivered to NBIC a certificate certifying the resolutions of the directors and stockholders of the Company with respect to the transactions contemplated by the Transaction Documents.

                  (i) Good Standing. The Company shall have delivered to NBIC evidence of the good standing of the Company in the State of Delaware issued by the Secretary of State of the State of Delaware within 10 days of the Closing.

                  (j) Restated Stockholders Agreement. The Company, the Founders, , Stephen M. Adams ("Adams") , 21st Century Communications Partners, L.P., a Delaware limited partnership, 21st Century Communications T-E Partners, L.P., a Delaware limited partnership, 21st Century Communications Foreign Partners, L.P., a Delaware limited partnership, Pulitzer, Inc., John Griffin, David Pecker, Peter Ezersky, David Lee, Joshua Steiner, Charles Curran, Jr., Robert L. Winikoff and Elektra Investments, A.V.V., an Aruban exempted company (collectively, the "Existing Investors"), and the holders of at least 90% of the outstanding warrants (the "Warrants") issued by the Company pursuant to a Warrant Agreement referred to in Section 6.3(b)(xiii) shall have executed and delivered the Amended and Restated Stockholders Agreement in the form attached hereto as Exhibit D (the "Restated Stockholders Agreement").

                  (k) Restated Registration Rights Agreement. The Company, the Founders, Adams, the Existing Investors, the holders of at least 90% of the outstanding Warrants and the holders of at least 90% of the Common Stock subject to the registration rights agreements referred to in Section 6.3(b)(v) shall have executed and delivered the Amended and Restated Registration Rights Agreement in the form attached hereto as Exhibit E (the "Restated Registration Rights Agreement").

                  (l) Due Diligence. NBIC shall have completed, and shall in its sole and absolute discretion be satisfied with the results of, all business, financial and legal due diligence, including intellectual property matters, that it deems necessary or appropriate in connection with the Transaction Documents.

                  (m) Share Certificate. The Company shall have delivered to NBIC a duly authorized and executed certificate evidencing the Shares.

                  (n) Expiration of HSR Act Waiting Period. Any applicable waiting period under the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended ("HSR Act"), relating to the transactions contemplated hereby shall have expired or been terminated.

                  (o) Employment Agreements. The Company and each Founder shall have entered into an Amended and Restated Employment Agreement in substantially the form attached hereto as Exhibit F and G.

                  (p) Nondisclosure Agreements. The Company's employees (including all of the Company's officers and the Founders), consultants and contractors shall have executed nondisclosure agreements and the Company's employees (except for clerical staff and field sales persons) shall have executed agreements to assign inventions, improvements, copyrights and other intellectual property developed in the course of their work to the Company in form and substance reasonably satisfactory to NBIC. Schedule 6.1 sets forth a list of all of the Company's employees, consultants and contractors who have executed such agreements.

                  6.2.     Conditions to Company's Obligations.

         In addition to the conditions set forth in Section 6.3, the Company's obligation to consummate the Closing shall be subject to the fulfillment and satisfaction, at or prior to the Closing, of the following conditions, or the written waiver thereof by the Company:

                  (a) Representations and Warranties; Covenants. The representations and warranties of NBIC contained in this Agreement shall be true and correct in all respects on and as of the Closing Date with the same force and effect as though made on and as of such date. NBIC shall have complied in all material respects with all covenants contained herein to be complied with by the Company at or prior to the Closing Date. NBIC shall have delivered to the Company a certificate dated as of the Closing Date and signed by a duly authorized representative to the foregoing effect; provided, however, that if the Closing Date occurs simultaneously with the execution of this Agreement, no certificate shall be required with respect to the Closing.

                  (b) No Injunction. No injunction or restraining order shall be in effect or threatened that restrains or prohibits the consummation of the transactions contemplated hereby or that would limit or adversely affect NBIC's ownership of the Shares, and no proceedings for such purpose shall be pending, and no federal, state, local or foreign law, rule or regulation shall have been enacted which prohibits, restricts or delays the consummation of the Funding or the other transactions contemplated hereby.

                  (c) Payment of Purchase Price. The Company shall have received $30,250,170 for the Shares at the Closing in immediately available funds.

                  (d) Stockholders Agreement. The Restated Stockholders Agreement shall have been executed and delivered by NBIC.

                  (e) Registration Rights Agreement. The Restated Registration Rights Agreement shall have been executed and delivered by NBIC.

                  6.3.     Conditions to Obligations of Company and NBIC.

         Each of the Company's and NBIC's obligation to consummate the Closing shall be subject to the fulfillment and satisfaction, at or prior to the Closing, of the following conditions, or the written waiver thereof by both the Company and NBIC:

                  (a) Otis Agreement. The E*Display Agreement dated as of January 17, 2000, between Otis and the Company (the "Otis Agreement") shall remain in full force and effect and no event shall have occurred that gives Otis the right to terminate such agreement (in whole or in part), without regard to the satisfaction or expiration of any notice or passage of time conditions contained in Otis Agreement.

                  (b) Concurrent Transactions. Each of the following transactions (collectively, the "Concurrent Transactions") shall have occurred:

                  (i) all of the outstanding shares of the Company's Series B Senior Cumulative Compounding Convertible Redeemable Preferred Stock, par value $1.00 per share (including any accrued and unpaid dividends thereon) ("Series B Preferred Stock") and the Company's Series C Senior Cumulative Compounding Convertible Redeemable Preferred Stock, par value $1.00 per share (including any accrued and unpaid dividends thereon) ("Series C Preferred Stock") and all of the outstanding shares of the Company's 8.25% Convertible Exchangeable Preferred Stock, par value $1.00 per share (including any accrued and unpaid dividends thereon) that are owned by the Founders or any officers or directors of the Company or any holders of Series B or Series C Preferred Stock, shall have been converted into shares of the Company's Common Stock;

                  (ii) the Stockholders' Agreement dated as of September 25, 1996, as amended to date, by and among the Company, the Founders, and certain of the Existing Investors and the other persons identified on Schedule II thereto shall have been terminated and replaced in its entirety by the Restated Stockholders Agreement;

                  (iii) the Registration Rights Agreement dated as of September 25, 1996, as amended on August 29, 1997 and on February 18, 1998, among the Company, certain of the Existing Investors and the other persons identified on Exhibit H hereto, shall have been terminated and replaced in its entirety by the Restated Registration Rights Agreement;

                  (iv) the Common Stock Registration Rights and Stockholders Agreement dated as of February 18, 1998, between the Company and NatWest Capital Markets Limited, as initial purchaser, for the benefit of the "Warrant Holders" (as defined therein) holding the Company's unit warrants ("Unit Warrants") identified on Exhibit I hereto, shall have been amended (A) to conform the registration rights provisions thereunder (including sections 2, 4 and 5 thereof) to those of the provisions of the Restated Registration Rights Agreement, (B) to delete section 3.2 thereof [Tag-Along Rights] in its entirety and to replace such section with provisions substantially identical to those of section 3.1 of the Restated Stockholders Agreement and (C) to delete section 3.3 thereof [Drag-Along Rights] in its entirety;

                  (v) holders of at least 90% of the Company's Unit Warrants shall have executed the Restated Registration Rights Agreement and the Restated Stockholders

Agreement and holders of at least 90% of the Company's 1995 warrants shall have executed the Restated Registration Rights Agreement;

                  (vi) each Registration Rights Agreement between the Company and the respective parties identified on Exhibit J hereto shall have been terminated and replaced in its entirety by the Restated Registration Rights Agreement; provided, however, that his condition shall be deemed satisfied so long as Registration Rights Agreements covering at least 90%of the Common Stock covered by all such Registration Rights Agreements identified on Exhibit J shall have been so amended;

                  (vii) the Preemptive Rights Agreement dated as of September 25, 1996, as amended on August 29, 1997, between the Company and certain of the Existing Investors shall have been terminated and replaced in its entirety by the Restated Stockholders Agreement;

                  (viii) the Employment Agreement dated as of August 1, 1990, as amended to date, between the Company and Gerard P. Joyce shall have been amended and replaced in its entirety by an employment agreement in substantially the form attached hereto as Exhibit F;

                  (ix) the Employment Agreement dated as of August 1, 1990, as amended to date, between the Company and Thomas M. Pugliese shall have been amended and replaced in its entirety by an employment agreement in substantially the form attached hereto as Exhibit G;

                  (x) the Letter Agreement dated March 19, 1996, between the Company and Stephen Adams shall have been terminated and replaced in its entirety by the Restated Stockholders Agreement;

                  (xi) the Joinder Agreement dated December, 1995, between the Founders and Stephen Adams shall have been terminated and replaced in its entirety by the Restated Stockholders Agreement;

                  (xii) the Indenture dated as of February 1, 1998, among the Company, as issuer, the parties identified in Article 11 thereof, and the United States Trust Company of New York, as trustee, shall have been amended to permit the execution and delivery of the Transaction Documents and the performance thereunder in the manner set forth in the Indenture Consent and Waiver for the Company dated January 18, 2000;

                  (xiii) the Security Agreement dated as of February 18, 1998 made by the Company in favor of the United States Trust Company of New York, as trustee, shall have been amended to permit the execution and delivery of the Transaction Documents and the performance thereunder in the manner set forth in the Indenture Consent and Waiver for the Company dated January 18, 2000;

                  (xiv) the Warrant Agreement dated as of February 18, 1998, between the Company and the United States Trust Company of New York, as warrants agent, shall have been amended to cancel certain anti-dilution provisions by eliminating in their entirety sections 12(b) and (e) thereof;

                  (xv) except as set forth on Schedule 6.3, the Company shall have amended the Stock Purchase Agreement dated as of August 25, 1996 and the Stock Purchase Agreement dated as of September 29, 1997 to eliminate all provisions that could require the Company to indemnify any other person or entity and to eliminate any covenants by which the Company is bound as of the date hereof; and

                  (xv) all preemptive, antidilution or other similar rights under the terms of their existing securities or stockholder arrangements that would be triggered by the consummation of the transactions contemplated by this Agreement shall have been waived.

                  (c) Consents and Approvals. The Company and NBIC shall have obtained any consents, waivers, and/or approvals, including regulatory and third-party approvals, necessary to be obtained at or prior to the Closing to execute and deliver this Agreement and any other agreements and instruments executed and delivered by the Company in connection herewith and to carry out the transactions contemplated hereby and thereby; and such consents, waivers and approvals shall be in full force and effect at the Closing.

         7.       Covenants of the Company.

         The Company covenants and agrees that from and after the date hereof and until the Closing Date, the Company will operate its business in the ordinary course consistent with its prior practices. In addition, without limiting the generality of the foregoing, during the period from the date hereof and until the Closing Date the Company shall:

                  (i) use commercially reasonable efforts to cause each of the conditions to NBIC's obligations to Closing to occur or be satisfied;

                  (ii) use commercially reasonable efforts to cause each of its representations and warranties contained herein to be true and correct on the Closing Date and promptly notify NBIC of any matter hereafter arising that would cause any representation and warranty of the Company in this Agreement to be untrue;

                  (iii) not declare, set aside, make or pay any dividends or other distributions with respect to its capital stock or purchase or redeem any shares of its capital stock or agree to take any such action;

                  (iv) not, other than is required to consummate the transactions contemplated by the Transaction Documents, increase the number of shares authorized or issued and outstanding of its capital stock, grant or make any pledge, option, warrant, call, commitment, right or agreement of any character relating to its capital stock, issue or sell any shares of its capital stock or securities convertible into such capital stock or any bonds, promissory notes, debentures or other corporate securities or become obligated so to sell or issue any such securities or obligations, except in any case, for the conversion of the Company's preferred stock or the issuance of shares of the Company's Common Stock pursuant to the exercise of options or warrants outstanding as of the date hereof.

         8.       Covenants of the Founders.

                  8.1.     Assignment.

         Each of the Founders irrevocably assigns to the Company, or to any party designated by the Company, his or her entire right, title and interest in all Developments that are made, conceived, or developed by such Founder, in whole or in part, alone or jointly with others, at any time prior to the date of this Agreement or at any time thereafter; provided, however, that no assignment shall be made under this Section 8.1 with respect to any developments that are first conceived after the date of termination of the Founder or Founders as employees or consultants of the Company or any affiliate thereof. Such assignment shall include all Intellectual Property Rights in such Developments. "Developments" shall mean all discoveries, inventions, designs, improvements, enhancements, ideas, concepts, techniques, know-how, software, documentation or other works of authorship, whether or not copyrightable or patentable, related to any business or technology that has been developed or is under development by the Company or is reasonably related to the Company's current or contemplated business. For purposes of this Section 8.1 only, "Intellectual Property Rights" shall mean all forms of intellectual property rights and protections that may be obtained for, or may pertain to, the Confidential Information (as defined below) and Developments and may include without limitation all right, title and interest in and to (i) all letters patent and all filed, pending or potential applications for letters patent, including any reissue, reexamination, division, continuation or continuation-in-part applications throughout the world now or hereafter filed; (ii) all trade secrets, and all trade secret rights and equivalent rights arising under the common law, state law, Federal law and laws of foreign countries; (iii) all mask works, copyrights other literary property or author's rights, whether or not protected by copyright or as a mask work, under common law, state law, Federal law and laws of foreign countries; and (iv) all proprietary indicia, trademarks, tradenames, symbols, logos and/or brand names under common law, state law, Federal law and laws of foreign countries.


                  8.2.     Non-Competition.

         Each of the Founders covenants for the benefit of the Company and NBIC that he shall not, during the Restriction Period (as defined below), anywhere in the Restricted Area (as defined below), directly or indirectly engage in or become associated as an employee, consultant, partner, owner, agent, stockholder, officer or director of, any person or organization engaged in, or about to become engaged in, a business that competes, directly or indirectly, with the business of the Company. "Restriction Period" shall mean, with respect to each Founder, the period commencing on the date hereof and continuing until the later to occur of (i) the fifth anniversary of the Closing Date and (ii) twenty-four (24) months after the date of termination of such Founder's employment relationship with the Company. "Restricted Area" shall mean the United States of America and any of its possessions and anywhere else in the world. Notwithstanding the foregoing, this Section 8.2 shall not prohibit a Founder from owning up to 1% of the outstanding shares of any class of stock that is registered under the Exchange Act and listed on a national stock exchange or traded or quoted for trading on any national securities market.

                  8.3.     Non-Solicitation.

         Each of the Founders covenants for the benefit of the Company and NBIC that during the Restriction Period, he shall not directly or indirectly solicit for employment on such Founder's own behalf, or on behalf of any other enterprise, any individual who is or has been an employee, agent or independent contractor of the Company during that period.

                  8.4.     Confidentiality.

         During the Restriction Period and thereafter, neither Founder shall, directly or indirectly, disclose to anyone, or use in competition with the Company, any Confidential Information of or pertaining to the Company, including without limitation, any trade secrets, advertising arrangements, costs, financial data, employee information or information as to organization structure of the Company. "Confidential Information" shall mean confidential or other proprietary information that is owned by the Company, including without limitation, hardware and software designs, product specifications and documentation, business and product plans, customer lists, and other confidential business information. Confidential Information shall not include information which: (i) is or becomes public knowledge without any action by, or involvement of, such Founder; (ii) is disclosed by such Founder with the prior written approval of the Company; or (iii) is disclosed pursuant to any judicial or governmental order, provided that such Founder gives the Company sufficient prior notice to contest such order.

                  8.5.     Blue Pencil.

         The provisions contained in this Section 8 as to the time periods, geographic area and scope of activities restricted shall be deemed divisible, so that if any provision contained in this Section 8 is determined to be invalid or unenforceable, that provision shall be deemed modified so as to be valid and enforceable to the full extent lawfully permitted.

         9. Survival of Representations, Warranties and Covenants; Indemnification.

                  9.1.     Survival.

         The representations and warranties of the Company made in or pursuant to this Agrement shall survive the Closing, for the following respective periods (subject to the last sentence of this Section 9.1: (i) in the case of representations and warranties made under Section 4.1, Section 4.2 and Section 4.3, indefinitely; (ii) in the case of representations and warranties made in
Section 4.10 and 4.11, until the expiration of the last-to-expire of all statute of limitations periods applicable to claims that may be asserted against the Company in respect of any matter covered thereby; and (iii) in all other cases, until the later to occur of (A) 18 months from the Closing Date and (B) 60 days after the date on which NBIC receives audited financial statements for the Company's 2000 fiscal year. The representations and warranties of NBIC shall survive for the following respective periods: (i) in case the of the representations and warranties made under Section 5.2, until the expiration of the statute of limitations applicable thereto; (ii) in the case of the representations and warranties made under Section 5.3, indefinitely; and (iii) in all other cases, until the first anniversary of the Closing Date. All covenants, agreements, obligations and commitments of the Company made in or pursuant to this Agreement shall survive indefinitely and without limitation (except as may otherwise be expressly provided for by their terms). Any representation, warranty or covenant that is the subject of a claim or dispute asserted in writing prior to the expiration of the applicable of the above stated periods shall survive with respect to such claim or dispute until the final resolution thereof.

                  9.2.     Indemnification.

         The Company shall indemnify NBIC and its affiliates against, and shall hold NBIC and its affiliates harmless from, any any loss, demand, claim, allegation, assertion, action or cause of action, assessment, damage (including incidental and consequential damages), deficiency, liability, cost, expense, diminution of value, fine, penalty, judgment, award or settlement, whether or not involving a third-party claim, including reasonable legal fees, interest, and any reasonable amount paid in investigation, defense or settlement of any of the foregoing, which NBIC and/or its affiliates may incur or suffer by reason of the inaccuracy of any representation or warranty made by the Company (for as long as such representations and warranties survive), or the breach of any of the agreements or covenants of the Company contained in this Agreement, or in any certificate or other document delivered by the Company to NBIC in accordance with the provisions hereof. The Founders shall indemnify the Company and NBIC against, and shall hold the Company and NBIC harmless from, any loss, demand, claim, allegation, assertion, action or cause of action, assessment, damage (including incidental and consequential damages), deficiency, liability, cost, expense, diminution of value, fine, penalty, judgment, award or settlement, whether or not involving a third-party claim, including reasonable legal fees, interest, and any reasonable amount paid in investigation, defense or settlement of any of the foregoing, which the Company or NBIC may incur or suffer by reason of a breach of any provision contained in Section 8 of this Agreement.

         10.      Miscellaneous.

                  10.1.    Definitions.

         In addition to the other terms defined elsewhere in this Agreement, the following terms used in this Agreement have the meanings set forth below:

         "affiliate" has the meaning given that term in Rule 405 of the Securities Act.

                  "contract" means any agreement, contract, lease, indenture, mortgage, instrument, commitment or other arrangement or understanding, oral or written, formal or informal, to which the Company is a party or by which it or its assets may be affected.

         "party" or "parties" mean a party or the parties to this Agreement.

                  "person" means and includes a natural person, a corporation, an association, a partnership, a limited liability company, a trust, a joint venture, an unincorporated organization, a business, any court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority or instrumentality (federal, state, local or foreign), or any other legal entity.

                  "Related Party" means (i) the Company or either of the Founders, (ii) any affiliate of the Company or the Founders, (iii) any officer or director of any person identified in


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






 clauses (i) or (ii) preceding, or (iv) any spouse, sibling, ancestor or lineal descendant of any natural person identified in any one of the preceding clauses.

                  10.2.    Construction.

         As used in this Agreement, unless the context otherwise requires: (i) references to "Section" are to a section of this Agreement; (ii) all "Exhibits" and "Schedules" referred to in this Agreement are to Exhibits and Schedules attached to this Agreement and are incorporated into this Agreement by reference and made a part of this Agreement; (iii) "include", "includes" and "including" are deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import; (iv) the headings of the various sections and other subdivisions of this Agreement are for convenience of reference only and shall not modify, define or limit any of the terms or provisions of this Agreement; (v) "knowledge" of a person means the actual knowledge of such person after reasonable investigation or, in the case of an entity, the actual knowledge of the executive officers of such entity after reasonable investigation.

                  10.3.    Termination.

         Anything herein to the contrary notwithstanding, this Agreement (i) may be terminated at any time by mutual written consent of NBIC and the Company, and
(ii) will terminate if Closing does not occur on or before January 31, 2000 unless NBIC and the Company otherwise agree in writing. In the event of termination, this Agreement shall become null and void and have no further force or effect, with no liability on the part of the Company, NBIC, or their respective directors, officers, agents or shareholders, with respect to this Agreement; provided, however, that if such termination shall result from the willful failure of any party to fulfill a condition to performance of the obligations of the other party, or from a willful breach of any representation, warranty, covenant or agreement contained in this Agreement, such party shall be fully liable for damages incurred or sustained as a result thereof.

                  10.4.    Entire Agreement; No Third-Party Beneficiaries.

         This Agreement and the documents referred to herein constitute the entire agreement among the parties with respect to the subject matter hereof, and no other agreements, warranties, representations or covenants regarding the subject matter hereof shall be of any force of effect unless in writing, executed by the party to be bound thereby and dated on or after the date hereof. Except for the provisions of Section 9.2, this Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies.

                  10.5.    Notices.

         All notices or other communications provided for or permitted hereunder shall be made in writing by hand-delivery, registered first-class mail, telex, telecopier, or courier guaranteeing overnight delivery:

                  (i) if to the Company , to:

                           Next Generation Network, Inc.
                           11010 Prairie Lakes Drive
                           Suite 300
                           Minneapolis, MN  55344-3854
                           Attention:  Thomas M. Pugliese, CEO
                           Facsimile No. (612) 943-4299


                  with a copy to:

                           Colombo & Bonacci, P.C.
                           2525 East Camelback Road
                           Suite 840
                           Phoenix, AZ  85016
                           Attention:  Anthony A. Bonacci
                           Facsimile No.  (602) 956-3322

                  and

                           Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                           1333 New Hampshire NW
                           Suite 400
                           Washington, D.C.  20036
                           Attention:  Russell W. Parks, Jr.
                           Facsimile No.  (202) 955-7631

                  (ii) if to NBIC, to:

                           Nevada Bond Investment Corp. II
                           c/o United Technologies Corporation
                           United Technologies Building
                           Hartford, CT  06101
                           Attention:  Lawrence V. Mowell, Jr.
                           Facsimile No. (860) 728-7822

                  with a copy to:

                           Kirkpatrick & Lockhart LLP
                           Henry W. Oliver Building
                           535 Smithfield Street
                           Pittsburgh, PA  15222
                           Attention:  Robert P. Zinn
                           Facsimile No. (412) 355-6501

         (iii) if to a Founder, to him at his address set forth below his signature to this Agreement or at such other address or facsimile number as any party specifies by notice given to the other party in accordance with this Section.

         All such notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; three days after being deposited in the mail, postage prepaid, if mailed; when answered back, if telexed; when receipt acknowledged, if telecopied; and on the next business day if timely delivered to a courier guaranteeing overnight delivery.


                  10.6.    Waivers and Amendments.

         This Agreement may be amended, superseded, canceled, renewed or extended and any terms hereof may be waived only by a written instrument signed by the parties hereto or, in the case of a waiver, by the party waiving compliance with such terms.

                  10.7.    Counterparts.

         This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

                  10.8.    Governing Law; Severability.

         This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Should any clause, section or part of this Agreement be held or declared to be void or illegal for any reason, all other clauses, sections or parts of this Agreement shall nevertheless continue in full force and effect.

                  10.9.    Assignment.

         This Agreement shall be binding upon, and inure to the benefit of, the parties and their respective successors. This Agreement and all rights and obligations hereunder shall not be assignable by either party without the prior written consent of the other party, except that NBIC may assign its rights and obligations hereunder to UTC or to any of UTC's subsidiaries or other affiliates.

                  10.10.   Waiver of Jury Trial.

         THE PARTIES IRREVOCABLY WAIVE ANY AND ALL RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CLAIM OF ANY NATURE RELATING TO THIS INVESTMENT AGREEMENT, ANY DOCUMENTS EXECUTED IN CONNECTION HEREWITH OR ANY TRANSACTIONS CONTEMPLATED IN ANY OF

SUCH DOCUMENTS. THE PARTIES ACKNOWLEDGE THAT THE FOREGOING WAIVER IS KNOWN AND VOLUNTARY.

                  10.11.   Expenses.

         Subject to and upon the Closing, the Company shall pay to NBIC as a non-accountable expense reimbursement and transaction fee the amount of $250,000. The Company shall not pay or reimburse the expenses of any of its existing security holders or any other person in connection with the Concurrent Transactions.

                  10.12.   Submission to Jurisdiction.

         Each party to this Agreement (a) hereby irrevocably submits itself and consents to the jurisdiction of the United States District Court for the State of New York located in New York, New York, or the state courts of the State of New York located in New York, New York, for the purpose of any suit, action or other proceeding in connection with this Agreement or to enforce a resolution, settlement, order or award made regarding this Agreement, (b) hereby irrevocably waives any other jurisdiction that might otherwise be available by reason of their presence or other circumstances in connection with this Agreement, and (c) to the extent permitted by applicable law, hereby waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is improper.

                  10.13.   Certain Understandings.

         This Agreement does not constitute a partnership or joint venture among the parties. Except as expressly provided herein, NBIC has no obligation to provide any additional funding to the Company, whether in the form of purchases of securities, loans, purchases of products or services, or otherwise.



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                  IN WITNESS WHEREOF, the parties hereto have caused this
Agreement to be signed on the date and year first above written.

                                    NEXT GENERATION NETWORK, INC.


                                         By:_________________________________
                                         Name:
                                         Title:


                                    NEVADA BOND INVESTMENT CORP. II

                                          By:________________________________
                                          Name:
                                          Title:


                           FOUNDERS:     _____________________________________
                                                  Gerard P. Joyce

                                          Address:____________________________

                                          ____________________________________



                                          ____________________________________
                                                  Thomas M. Pugliese

                                          Address:____________________________

                                          ____________________________________